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                                                                  EXHIBIT XI (A)



                         ISOMEDIX INC. AND SUBSIDIARIES

            STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE FOR THE
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1994.
                                  (Unaudited)



Net income and common shares used in the calculation of earnings per share for the three months ended June 30, 1995 and 1994, were computed as follows:



                                                    June 30,            June 30,
                                                      1995                1994
                                                   ----------          ----------
Net Income                                         $1,987,761          $2,363,106
                                                   ==========          ==========

Weighted average number
  of common shares
  outstanding during the
  period:                                           6,980,305           7,139,128

Add:  Shares issuable upon
  assumed exercise or con-
  version of stock options
  and warrants                                        208,887             238,940
                                                   ----------          ----------

Common Shares                                       7,189,192           7,378,068
                                                   ==========          ==========

Earnings per common share                          $      .28          $      .32
                                                   ==========          ==========





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